Exhibit 99.1

Public Relations:	Investor Relations:
Steve Gabriel	John J. Hanlon
Porter Novelli	Synplicity, Inc.
408/369-4600 x627	408/215-6000
steve.gabriel@porternovelli.com	ir@synplicity.com

SYNPLICITY ANNOUNCES SECOND QUARTER 2006 RESULTS

Highlights:

•	Quarterly revenue grew year over year as FPGA revenue growth overcame expected ASIC reductions

•	GAAP operating income as a percentage of revenue increased from 5% to 6%, while non-GAAP operating income increased from 6% to 13% in the quarters ended June 30, 2005 and 2006, respectively

•	Extended OEM agreement with the Actel Corporation resulting in the largest contract in company history

SUNNYVALE, Calif., July 25, 2006 — Synplicity, Inc. (Nasdaq: SYNP), a leading supplier of software for the design and verification of semiconductors, today announced financial results for the quarter ended June 30, 2006. Revenue for the quarter ended June 30, 2006 was $15.4 million, compared with $15.2 million for the quarter ended June 30, 2005.

On a generally accepted accounting principles (GAAP) basis, net income was $1.1 million, or $0.04 per diluted share, for the quarter ended June 30, 2006, as compared to GAAP net income of $921,000, or $0.03 per diluted share, for the quarter ended June 30, 2005. For the quarter ended June 30, 2006, GAAP net income included $222,000 in amortization of intangible assets from acquisitions and $935,000 in stock-based compensation expense, resulting from implementation of FAS123R as of January 1, 2006. For the quarter ended June 30, 2005, GAAP net income included $222,000 in amortization of intangible assets from acquisitions and $6,000 in stock-based compensation expense.

Non-GAAP net income was $2.3 million, or $0.08 per diluted share, for the quarter ended June 30, 2006, compared to non-GAAP net income of $1.1 million, or $0.04 per diluted share, for the quarter ended June 30, 2005. A reconciliation of GAAP to non-GAAP net income is included with this press release.

For the six months ended June 30, 2006, revenue was $29.9 million compared to revenue of $29.7 million for the six months ended June 30, 2005. For the six months ended June 30, 2006, the Company reported a GAAP net loss of $(63,000), or $(0.00) per diluted share. Included in the GAAP net loss for the six month period ended June 30, 2006 were stock-based compensation charges of $1.9 million, amortization of intangible charges of $445,000, and from the first quarter of 2006, a restructuring charge of $854,000. Non-GAAP net income was $3.1 million, or $0.11 per diluted share, for the six months ended June 30, 2006. GAAP net income of $1.4 million, or $0.05 per diluted share was previously reported for the six months ended June 30, 2005. This included $445,000 of amortization of intangibles and $15,000 of stock-based compensation. Non-GAAP net income was $1.9 million, or $0.07 per diluted share, for the six months ended June 30, 2005.

“During the second quarter, we re-focused the company onto our core FPGA implementation strength and delivered solid execution to our plan, resulting in revenue and earnings growth despite our exit from the ASIC business,” said Gary Meyers, president and CEO of Synplicity. “Orders in our focused growth areas of Synplify Premier, Certify, and Synplify DSP exceeded our expectations and continued to demonstrate our leadership. With spending under control and an exciting roadmap of unique high value solutions in hand, we look forward to building greater shareholder value in the future,” concluded Meyers.

Business Outlook

The following statements are based on current expectations. We do not intend to update, confirm or change this guidance until our earnings conference call for the third quarter of 2006. Our view on 2006 is unchanged from prior guidance.

•	Revenue for 2006 is expected to be in the range of $63.0 to $65.0 million.

•	GAAP net income per fully diluted share for 2006 is expected to be in the range of $0.10 to $0.15. GAAP net income is expected to include charges of approximately $3.8 million relating to stock compensation expense, $890,000 of amortization of intangible assets and $854,000 of a restructuring charge relating to severance and the impairment of capitalized software development costs. Tax expense for 2006 is expected to be about 26.5 percent of pretax income.

•	Non-GAAP net income per share for 2006, which excludes stock based compensation, amortization of intangible assets and the restructuring charge mentioned above is expected to be in the range of $0.28 to $0.34, before consideration of the income tax effect of the excluded items.

•	Revenue for the third quarter of 2006 is expected to be in the range of $16.0 to $16.5 million.

•	GAAP net income per fully diluted share for the third quarter of 2006 is expected to be in the range of $0.04 to $0.06. GAAP net income for the quarter is expected to include non-cash charges of approximately $950,000 relating to stock-based compensation and $223,000 of amortization of intangible assets.

•	Non-GAAP net income per share for the third quarter of 2006, which excludes stock based compensation and amortization of intangible assets mentioned above is expected to be in the range of $0.08 to $0.10, before consideration of the income tax effect of the excluded items.

Audio Webcast

The Company’s earnings call will be webcast today at 2:00 p.m. Pacific, and may be accessed at http://investor.synplicity.com. The Company will discuss the second quarter 2006 results. Following completion of the call, a rebroadcast of the webcast will be available at http://investor.synplicity.com through September 30, 2006. For those without access to the Internet, a replay of the call will be available from 5:00 p.m. Pacific on July 25, 2006 through August 8, 2006. To listen to a replay, call (719) 457-0820, access code 7737457.

Use of Non-GAAP Financial Measures

This press release includes financial measures for net income (loss) and net income (loss) per share that exclude certain non-cash and other charges and that have not been calculated in accordance with GAAP. These measures differ from GAAP in that they exclude amortization of intangible assets from acquisitions and stock-based compensation and, in addition in 2006, exclude a restructuring charge. The Company has provided these measurements in addition to GAAP financial results because it believes they provide a consistent basis for comparison between quarters that is not influenced by other activities and therefore are helpful to understanding the Company’s underlying operational results. Further, these non-GAAP measures are some of the primary measures the Company’s management uses for planning and forecasting. These measures should not be considered an alternative to GAAP and these non-GAAP measures may not be comparable to information provided by other companies.

About Synplicity

Synplicity® Inc. (Nasdaq: SYNP) is a leading supplier of innovative software solutions that enable the rapid and effective design of Programmable Logic Devices (FPGAs, PLDs and CPLDs) and are used in a wide range of communications, military/aerospace, consumer, semiconductor, computer, and other electronic systems markets. Synplicity’s tools provide outstanding performance, cost and time-to-market benefits by simplifying, improving and automating key design planning, logic synthesis, physical synthesis and verification functions for FPGA, FPGA-based ASIC prototyping and DSP designers. Synplicity is the number one supplier of FPGA synthesis solutions and has been rated #1 in customer satisfaction in 2004 and 2005 in EE Times’ Annual FPGA Customer Survey. Synplicity products support industry-standard design languages (VHDL and Verilog) and run on popular platforms. The company operates in over 20 facilities worldwide and is headquartered in Sunnyvale, California. For more information visit http://www.synplicity.com.

Forward-Looking Statements

This press release contains forward-looking statements including, but not limited to, statements regarding the Company’s growth in revenue, estimated net income and certain expenses for the remainder of 2006 and our outlook for our product road map. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual financial results, levels of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements including continued demand for the Company’s FPGA products, the Company’s ability to increase revenue from its FPGA products, the orderly wind down of its ASIC business, employee retention and the impact of variability in the Company’s stock price on its stock-based compensation expense. In some cases, you will be able to identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. Forward-looking statements are only predictions and actual events or results may differ materially. The Company cannot provide any assurance that its future results will meet expectations. The Company’s operating results could differ materially due to a number of factors, including the performance and quality of its software products relative to its competitors’ products, the growth of the markets addressed, and the Company’s level of expenses. For additional information and considerations regarding the risks faced by the Company, see its annual report on Form 10-K for the year ended December 31, 2005 and quarterly report on Form 10-Q for the three months ended March 31, 2006, as filed with the Securities and Exchange Commission, as well as other periodic reports filed with the SEC from time to time. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance or achievements. In addition, neither the Company nor any other person assumes responsibility for the accuracy or completeness of these forward-looking statements. The Company disclaims any obligation to update information contained in any forward-looking statement.

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Synplicity, Certify and Synplify are registered trademarks of Synplicity, Inc. All other brands or products are the trademarks or registered trademarks of their owners.

SYNPLICITY, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2006	December 31, 2005 (1)
	(unaudited)
Assets:
Current assets:
Cash, cash equivalents and short-term investments	$59,789	$57,099
Accounts receivable, net	11,495	12,632
Other current assets	1,863	2,372

Total current assets	73,147	72,103
Property and equipment, net	2,446	2,631
Goodwill	1,272	1,272
Intangible assets, net	1,514	1,882
Other assets	881	749

Total assets	$79,260	$78,637

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$587	$944
Accrued liabilities	1,403	1,461
Accrued compensation	3,334	4,031
Deferred revenue	20,339	18,355

Total current liabilities	25,663	24,791
Shareholders’ equity:
Common stock	56,241	58,257
Additional paid-in capital	5,255	3,360
Accumulated deficit	(7,493)	(7,430)
Accumulated other comprehensive loss	(406)	(341)

Total shareholders’ equity	53,597	53,846

Total liabilities and shareholders’ equity	$79,260	$78,637

(1)	Derived from audited financial statements

SYNPLICITY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenue:
License	$7,948	$8,377	$15,079	$16,353
Maintenance	7,439	6,806	14,777	13,388

Total revenue	15,387	15,183	29,856	29,741
Cost of revenue: (2)
Cost of license	61	161	176	293
Cost of maintenance	445	462	971	918
Amortization of intangible assets from acquisitions	222	222	445	445

Total cost of revenue	728	845	1,592	1,656

Gross profit	14,659	14,338	28,264	28,085
Operating expenses: (2)
Research and development	5,904	6,151	12,477	12,232
Sales and marketing	6,019	5,781	12,350	11,539
General and administrative	1,862	1,693	3,986	3,224
Restructuring charge	—	—	854	—

Total operating expenses	13,785	13,625	29,667	26,995

Income (loss) from operations	874	713	(1,403)	1,090
Other income, net	699	342	1,317	614

Income (loss) before income taxes	1,573	1,055	(86)	1,704
Income tax provision (benefit)	458	134	(23)	268

Net income (loss)	$1,115	$921	$(63)	$1,436

Net income (loss) per share:
Basic net income (loss) per share	$0.04	$0.04	$(0.00)	$0.05

Shares used in basic per share calculation	26,950	26,303	26,983	26,280

Diluted net income (loss) per share	$0.04	$0.03	$(0.00)	$0.05

Shares used in diluted per share calculation	28,139	27,373	26,983	27,608

(2)	Amortization of stock-based compensation relates to the following:

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
(in thousands)
Cost of maintenance	$25	$—	$48	$—
Research and development	437	(4)	890	—
Sales and marketing	244	5	482	9
General and administrative	229	5	476	6

Total stock-based compensation	$935	$6	$1,896	$15

SYNPLICITY, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(in thousands, except per share data)

(unaudited)

Net Income (Loss)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
GAAP net income (loss)	$1,115	$921	$(63)	$1,436
Amortization of intangible assets from acquisitions	222	222	445	445
Stock-based compensation	935	6	1,896	15
Restructuring charge	—	—	854	—

Non-GAAP net income (3)	$2,272	$1,149	$3,132	$1,896

Non-GAAP net income per share:
Non-GAAP net income per common share	$0.08	$0.04	$0.11	$0.07

Shares used in non-GAAP per share calculation	28,139	27,373	28,497	27,608

(3)	The non-GAAP calculations of net income and net income per share for the three and six months ended June 30, 2006 were not tax-effected. If the non-GAAP computation of net income was taxed at the rate the Company is projecting for the full year, the non-GAAP net income would have been $2.0 million, or $0.07 per share and $2.3 million, or $0.08 per share, respectively, for the three and six months ended June 30, 2006.

Operating Income (as a percentage of revenue)

	Three Months Ended June 30,
	2006	2005
GAAP operating income	6%	5%
Amortization of intangible assets from acquisition	1%	1%
Stock based compensation	6%	0%

Non-GAAP operating income	13%	6%

Forward-Looking Net Income per Share

	Three Months Ending	Year Ending December 31, 2006
	September 30, 2006
GAAP net income per share	$0.04-$0.06	$0.10-$0.15
Amortization of intangible assets from acquisitions	$0.01	$0.03
Restructuring charge	$—	$0.03
Stock-based compensation	$0.03	$0.12-$0.13

Non-GAAP net income per share	$0.08-$0.10	$0.28-$0.34